Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE	Contact: Timothy A. Johnson
Vice President, Strategic
Planning and Investor Relations
614-278-6622

BIG LOTS REPORTS RECORD THIRD QUARTER EPS RESULTS

COMPANY UPDATES 2007 GUIDANCE

COMPANY ANNOUNCES NEW $150 MILLION SHARE REPURCHASE PROGRAM

Columbus, Ohio – November 30, 2007 – Big Lots, Inc. (NYSE: BIG) today reported third quarter fiscal 2007 net income totaled $14.3 million, or $0.14 per diluted share, compared to $1.7 million, or $0.02 per diluted share, in the prior year.  Discontinued operations activity reduced net income by $0.1 million, or $0.00 per diluted share, in both the current year and prior year third quarter results.  Income from continuing operations for the third quarter of fiscal 2007 was $14.4 million, or $0.14 per diluted share, compared to income from continuing operations of $1.8 million, or $0.02 per diluted share, in the third quarter of fiscal 2006.  As a reminder, third quarter and year to date results for fiscal 2006 included an after-tax charge of $6.1 million, or $0.05 per diluted share, related to certain litigation charges that were not considered to be representative of the ongoing operations of the business.

For the year to date period ended November 3, 2007, net income totaled $66.4 million, or $0.62 per diluted share, compared to $19.7 million, or $0.18 per diluted share, in the prior year.  On a year to date basis, discontinued operations increased net income by $0.9 million, or $0.01 per diluted share, compared to a net loss totaling $1.3 million, or $0.01 per diluted share, for the year to date period of fiscal 2006.  Income from continuing operations totaled $65.5 million, or $0.61 per diluted share, compared to income from continuing operations of $21.0 million, or $0.19 per diluted share, for the same period in fiscal 2006.

THIRD QUARTER HIGHLIGHTS

•	Record third quarter income from continuing operations of $0.14 per diluted share versus income from continuing operations of $0.02 per diluted share last year
•	Operating profit rate improvement of 200 basis points to 2.2% compared to 0.2% last year
•	Repurchased $153 million of stock under the Company’s $600 million share repurchase program

Commenting on the third quarter results announced today, Steve Fishman, Chairman and CEO stated, “We are very pleased to report today record earnings for the third consecutive quarter this year.  Our team remained incredibly focused on our strategy and driving operating profit growth amidst a challenging retail environment and with top line sales that were not as vibrant as originally planned.  We continue to believe that our business model, with a low leverage point and high cash flow potential, is unique in retail and positions us well for the future.”

Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com

Third Quarter Results

Net sales for the third quarter ended November 3, 2007, decreased 1.8% to $1,030.6 million, compared to $1,049.5 million for the same period in fiscal 2006.  Comparable store sales for stores open at least two years at the beginning of the fiscal year decreased 0.5% for the quarter on top of a 5.8% comparable store sales increase in the third quarter last year which represented the strongest quarterly performance of the year in fiscal 2006.

Operating profit for the third quarter of fiscal 2007 was $22.7 million, or 2.2% of sales, compared to last year’s operating profit of $2.3 million, or 0.2% of sales.  The operating profit growth was the result of significant expense leverage along with improvement in the gross margin rate.  Operating expenses as a percent of sales improved by 160 basis points due to store and distribution center efficiencies, lower insurance-related costs, lower depreciation expense and the impact of certain non-recurring litigation charges incurred in the third quarter of fiscal 2006.  Compared to last year, the Company achieved higher gross margin dollars per foot and a higher gross margin rate due to improvement on initial markup along with cost savings recognized on inbound freight.

Inventory and Cash Management

Inventory ended the quarter at $990 million, an increase of 2% per store compared to last year with holiday or giftable merchandise driving the increase.  As expected, cash flow (defined as cash generated by operating activities less cash used in investing activities) was down to last year due to timing of holiday inventory purchases and payments along with higher capital expenditures year over year.  Cash outflow for the third fiscal quarter of fiscal 2007 was $71 million compared to $51 million last year.

Share Repurchase Update

As announced in March of 2007, the Company’s Board of Directors authorized the repurchase of up to $600.0 million of its common shares commencing upon authorization and continuing until exhausted (“2007 Repurchase Program”).

As part of the 2007 Repurchase Program, during the first quarter of fiscal 2007, the Company received 2.8 million of its outstanding common shares representing the minimum number of shares purchased under a $100 million guaranteed share repurchase (“GSR”) transaction.  The GSR includes a forward contract indexed to the average price of our common stock that subjects the GSR to a future share settlement based on the average share price between the contractually specified price inception date of the GSR and the final settlement date.  The Company may receive up to 0.4 million additional shares of common stock from the counterparty in settlement of the GSR.  If the GSR had settled on November 3,  2007, the Company would have received approximately 0.4 million additional common shares from the counterparty based on the average price of its common stock since the contractually specified price inception date of the GSR. The GSR is expected to settle during the fourth quarter of fiscal year 2007.

During the third quarter of fiscal 2007, the Company purchased 6.1 million shares in open market transactions for a total investment of $153 million or a weighted average price of $25.11 per share.  Subsequent to the end of the third fiscal quarter of 2007, through November 29th, the Company has invested $106 million and purchased 5.1 million shares at a weighted average price of $20.75, leaving approximately $12 million available of the $600 million authorized by the Board of Directors under the 2007 Repurchase Program.  Program to date as of November 29, 2007, assuming the completion of the GSR, the Company has invested $588 million and purchased 22.4 million shares, or approximately 20% of its shares outstanding at the beginning of the year, at a weighted average price of $26.32.  The Company expects to complete the 2007 Repurchase Program in the first week of December.

Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com

2007 OUTLOOK

•	Provides updated Q4 guidance
•	Revises annual guidance for EPS from continuing operations to $1.37 to $1.42 per diluted share, an increase of 36% to 41% compared to the prior year
•	Revises annual cash flow guidance to $225 million

For the fourth quarter of fiscal 2007, the Company now expects comparable store sales to be slightly negative compared to prior guidance which called for a 1% to 3% comparable store sales increase.  The change in sales guidance is principally related to continued softness in the higher margin toys department and home category.  The combination of lower sales and a slightly lower gross margin rate is expected to be partially offset by a lower share count, which is directly attributable to the expected completion of the Company’s $600 million share repurchase program.  As a result, the Company’s fourth quarter earnings guidance is estimated to be in the range of $0.81 to $0.86 per diluted share.  This level of earnings compares to income from continuing operations for the fourth quarter of fiscal 2006 of $0.83 per diluted share.  As a reminder, the fourth quarter of fiscal 2006 included incremental earnings of approximately $0.05 per diluted share related to the extra week included in the retail calendar during fiscal 2006 (fourth quarter of 14 weeks versus a normal 13 week quarter, full year of 53 weeks versus a normal 52 week year).

Given the strength of the third quarter operating results and the revised fourth quarter earnings expectations, the Company has adjusted its fiscal 2007 guidance for earnings and cash flow.  The Company anticipates fiscal 2007 income from continuing operations of $1.37 to $1.42 per diluted share, an increase of 36% to 41% compared to income from continuing operations of $1.01 per diluted share for fiscal 2006.  Given this projected level of EPS performance and a continued focus on working capital management, the Company estimates approximately $225 million of cash flow for fiscal 2007.

BOARD OF DIRECTORS AUTHORIZES NEW $150 MILLION SHARE REPURCHASE PROGRAM

The Company also announced today its Board of Directors authorized a new repurchase program providing for the repurchase of up to $150 million of the Company’s common shares commencing after the completion of the $600 million program and continuing until exhausted.  Based on the current share price, the program would allow the Company to acquire approximately 8% of its outstanding shares as of November 29, 2007.  The Company said it expects the purchases to be made from time to time in the open market and/or in privately negotiated transactions at the Company's discretion, subject to market conditions and other factors.  Common shares acquired through the repurchase program will be available to meet obligations under equity compensation plans and for general corporate purposes.  The Board believes that the size of the new repurchase program fits well within the Company’s capital structure and its cash flow potential.

Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com

Conference Call/Webcast

The Company will host a conference call today at 8:00 a.m. Eastern Time to discuss the Company's financial results for the third quarter of fiscal 2007 and financial guidance for the balance of fiscal 2007.  The Company invites you to listen to the webcast of the conference call through the Investors section of our website (www.biglots.com).

If you are unable to join the live webcast, an archive of the call will be available at http://www.biglots.com in the Investor Relations section of our website two hours after the call ends and will remain available through midnight on Friday, December 14. A replay of the call will be available beginning November 30 at 12:00 noon (Eastern Time) through December 14 at midnight by dialing: 1.800.207.7077 (United States and Canada) or 1.913.383.5767 (International or metro-Seattle). The PIN number is 5878.

Big Lots is the nation’s largest broadline closeout retailer.  As of the end of the third quarter of fiscal 2007 (November 3, 2007), the Company operated 1,368 BIG LOTS stores in 47 states. Wholesale operations are conducted through BIG LOTSWHOLESALE, CONSOLIDATED INTERNATIONAL, WISCONSIN TOY and with online sales at www.biglotswholesale.com. The Company’s website is located at www.biglots.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and such statements are intended to qualify for the protection of the safe harbor provided by the Act. The words “anticipate,” “estimate,” “expect,” “objective,” “goal,” “project,” “intend,” “plan,” “believe,” “will,” “target,” “forecast” and similar expressions generally identify forward-looking statements. Similarly, descriptions of our objectives, strategies, plans, goals or targets are also forward-looking statements. Forward-looking statements relate to the expectations of management as to future occurrences and trends, including statements expressing optimism or pessimism about future operating results or events and projected sales, earnings, capital expenditures and business strategy. Forward-looking statements are based upon a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. Although we believe the expectations expressed in forward-looking statements are based on reasonable assumptions within the bounds of our knowledge, forward-looking statements, by their nature, involve risks, uncertainties and other factors, any one or a combination of which could materially affect our business, financial condition, results of operations or liquidity.

Forward-looking statements that we make herein and in other reports and releases are not guarantees of future performance and actual results may differ materially from those discussed in such forward-looking statements as a result of various factors, including, but not limited to, the cost of goods, our inability to successfully execute strategic initiatives, competitive pressures, economic pressures on our customers and us, the availability of brand name closeout merchandise, trade restrictions, freight costs, the risks discussed in the Risk Factors section of our most recent Annual Report on Form 10-K, and other factors discussed from time to time in our other filings with the SEC, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. This release should be read in conjunction with such filings, and you should consider all of these risks, uncertainties and other factors carefully in evaluating forward-looking statements.

Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and SEC filings.

Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	NOVEMBER 3,	OCTOBER 28,
	2007	2006
	(Unaudited)	(Unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$41,776	$7,526
Inventories	989,742	994,740
Deferred income taxes	65,006	76,520
Other current assets	65,989	78,471
Total current assets	1,162,513	1,157,257

Property and equipment - net	491,780	534,187

Deferred income taxes	50,443	36,974
Other assets	22,308	27,726

	$1,727,044	$1,756,144

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$386,981	$303,571
Property, payroll and other taxes	69,186	106,444
Accrued operating expenses	117,879	60,289
Insurance reserves	38,257	46,401
KB bankruptcy lease obligation	8,768	27,184
Accrued salaries and wages	34,884	32,077
Other current liabilities	13,914	8,273
Total current liabilities	669,869	584,239

Long-term obligations	138,900	36,100

Deferred rent	32,604	39,477
Insurance reserves	43,961	44,942
Unrecognized tax benefits	31,052	0
Other liabilities	35,386	30,374

Shareholders' equity	775,272	1,021,012
	$1,727,044	$1,756,144

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	13 WEEKS ENDED		13 WEEKS ENDED
	November 3, 2007		October 28, 2006
		%	Note 1%
	(Unaudited)		(Unaudited)

Net sales	$1,030,638	100.0	$1,049,537	100.0
Gross margin	411,806	40.0	415,345	39.6
Selling and administrative expenses	367,806	35.7	388,041	37.0
Depreciation expense	21,268	2.1	24,988	2.4
Operating profit	22,732	2.2	2,316	0.2
Interest expense	(235)	(0.0)	(185)	(0.0)
Interest and investment income	578	0.1	61	0.0
Income from continuing operations before income taxes	23,075	2.2	2,192	0.2
Income tax expense	8,702	0.8	373	0.0
Income from continuing operations	14,373	1.4	1,819	0.2
Loss from discontinued operations, net of tax benefit of $48 and $1,097, respectively	(75)	(0.0)	(85)	(0.0)
Net income	$14,298	1.4	$1,734	0.2

Income (loss) per common share - basic
Continuing operations	$0.14		$0.02
Discontinued operations	0.00		0.00
Net income	$0.14		$0.02

Income (loss) per common share - diluted
Continuing operations	$0.14		$0.02
Discontinued operations	0.00		0.00
Net income	$0.14		$0.02

Weighted average common shares outstanding
Basic	101,188		108,239
Dilutive effect of share-based awards	1,055		1,656
Diluted	102,243		109,895

Note 1: Thirteen weeks ended October 28, 2006 selling and administrative expenses includes a pretax charge of $9.7 million ($6.1 million after tax, or $0.05 per diluted share) for the estimated settlement liability of two employment-related litigation matters.

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	39 WEEKS ENDED		39 WEEKS ENDED
	November 3, 2007		October 28, 2006
		%	Note 1%
	(Unaudited)		(Unaudited)

Net sales	$3,243,928	100.0	$3,197,694	100.0
Gross margin	1,279,793	39.5	1,265,960	39.6
Selling and administrative expenses	1,116,315	34.4	1,160,546	36.3
Depreciation expense	64,860	2.0	74,568	2.3
Operating profit	98,618	3.0	30,846	1.0
Interest expense	(432)	0.0	(390)	0.0
Interest and investment income	5,180	0.2	1,209	0.0
Income from continuing operations before income taxes	103,366	3.2	31,665	1.0
Income tax expense	37,834	1.2	10,638	0.3
Income from continuing operations	65,532	2.0	21,027	0.7
Income (loss) from discontinued operations, net of tax expense (benefit) of $581 and ($1,773), respectively	914	0.0	(1,281)	0.0
Net income	$66,446	2.0	$19,746	0.6

Income (loss) per common share - basic
Continuing operations	$0.62		$0.19
Discontinued operations	0.01		(0.01)
Net income	$0.63		$0.18

Income (loss) per common share - diluted
Continuing operations	$0.61		$0.19
Discontinued operations	0.01		(0.01)
Net income	$0.62		$0.18

Weighted average common shares outstanding
Basic	105,866		110,750
Dilutive effect of share-based awards	1,329		1,214
Diluted	107,195		111,964

Note 1: Thirty-nine weeks ended October 28, 2006 selling and administrative expenses includes a pretax charge of $9.7 million ($6.1 million after tax, or $0.05 per diluted share) for the estimated settlement liability of two employment-related litigation matters.

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	13 WEEKS ENDED	13 WEEKS ENDED
	November 3, 2007	October 28, 2006
	(Unaudited)	(Unaudited)
Net cash used in operating activities	$(52,640)	$(40,310)

Net cash used in investing activities	(18,707)	(10,794)

Net cash provided by financing activities	4,484	57,873
(Decrease) increase in cash and cash equivalents	(66,863)	6,769
Cash and cash equivalents:
Beginning of period	108,639	757
End of period	$41,776	$7,526

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	39 WEEKS ENDED	39 WEEKS ENDED
	November 3, 2007	October 28, 2006
	(Unaudited)	(Unaudited)
Net cash provided by operating activities	$45,040	$72,765

Net cash used in investing activities	(38,118)	(25,325)

Net cash used in financing activities	(246,803)	(41,624)
(Decrease) increase in cash and cash equivalents	(239,881)	5,816
Cash and cash equivalents:
Beginning of period	281,657	1,710
End of period	$41,776	$7,526